As filed with the Securities and Exchange Commission on September 4, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Marriott Vacations Worldwide Corporation

(Exact Name of Registrant as specified in its charter)

Delaware	45-2598330
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6649 Westwood Blvd. Orlando, FL	32821
(Address of Principal Executive Offices)	(Zip Code)

Amended and Restated

Interval Leisure Group, Inc.

2013 Stock and Incentive Compensation Plan

(Full title of the plans)

James H Hunter, IV

Executive Vice President and General Counsel

Marriott Vacations Worldwide Corporation

6649 Westwood Blvd.

Orlando, FL 32821

(Name and address of agent for service)

(407) 206-6000

(Telephone number, including area code, of agent for service)

Copies to:

Richard B. Aftanas, Esq.

David A. Curtiss, Esq.

Marsha Mogilevich, Esq.

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

(212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(4)	Amount of registration fee(4)
Common Stock, par value $0.01 per share	979,205 shares (1)	$118.43 (2)	$115,967,248.15 (2)	$14,438 (2)
Common Stock, par value $0.01 per share	451,117 shares (3)	N/A (4)	N/A (4)	N/A (4)
TOTAL	1,430,322 shares (5)	N/A	$115,967,248.15 (2)	$14,438 (2)

(1)

Represents the number of shares of common stock, par value $0.01 per share (the “Common Stock”), of Marriott Vacations Worldwide Corporation, a Delaware corporation (the “Registrant”), available for issuance under the Amended and Restated Interval Leisure Group, Inc. 2013 Stock and Incentive Compensation Plan (the “Equity Plan”), which the Registrant assumed in connection with the Combination Transactions further described herein.

(2)

Estimated in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of calculating the registration fee, on the basis of the average of the high and low sale prices of the Common Stock as reported on the New York Stock Exchange on September 4, 2018.

(3)

Represents the number of shares of Common Stock underlying outstanding equity awards under the Equity Plan that were converted into equity awards of the Registrant in the Combination Transactions described herein, which were previously registered under the Registrant’s Registration Statement on Form S-4 (File No. 333-225476) filed under the Securities Act with the Securities and Exchange Commission (the “Commission”) on June 6, 2018, as amended on July 19, 2018, and the Registrant’s Registration Statement on Form S-4MEF (file No. 333-227126) filed under the Securities Act with the Commission on August 31, 2018 (collectively, the “S-4 Registration Statements”).

(4)

These shares of Common Stock were previously registered under the S-4 Registration Statements. All filing fees payable in connection with the issuance of these shares were previously paid in connection with the filing of the S-4 Registration Statements.

(5)

Pursuant to Rule 416 of the Securities Act, this Registration Statement on Form S-8 (this “Registration Statement”) also covers such additional and indeterminate number of securities as may become issuable pursuant to the provisions of the Equity Plan, relating to adjustments for changes resulting from a stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.

EXPLANATORY NOTE

The Registrant is filing this Registration Statement in connection with the assumption by the Registrant of the Equity Plan.

On September 1, 2018, pursuant to an Agreement and Plan of Merger, dated as of April 30, 2018 (the “Merger Agreement”), by and among the Registrant, ILG, Inc. (“ILG”), Ignite Holdco, Inc. (“Holdco”), Ignite Holdco Subsidiary, Inc. (“Ignite Merger Sub”), Volt Merger Sub, Inc. (“Volt Corporate Merger Sub”) and Volt Merger Sub, LLC, Ignite Merger Sub merged with and into ILG, with ILG surviving the merger as a wholly owned subsidiary of Holdco, ILG converted from a Delaware corporation to a Delaware limited liability company, Volt Corporate Merger Sub merged with and into Holdco, with Holdco surviving the merger as a wholly owned subsidiary of the Registrant (the “Initial Holdco Merger”), and Holdco merged with and into Volt LLC Merger Sub, with Volt LLC Merger Sub surviving the merger as a wholly owned subsidiary of the Registrant (collectively, the “Combination Transactions”).

By virtue of the Combination Transactions and at the effective time:

•

Each ILG restricted stock unit award that was subject to time-based vesting (“RSU”) was converted into the right to receive (i) a Registrant RSU award with generally the same terms and conditions (including vesting conditions) as were applicable to the ILG RSU award prior to conversion (such awards, the “New RSU Awards”), and (ii) a cash-based award (which is subject to the same vesting conditions applicable to the ILG RSU award prior to conversion). The number of shares of Common Stock subject to each converted RSU award was determined by multiplying the number of shares of ILG common stock subject to the original ILG RSU award by 0.165 (the “equity award exchange ratio”), rounded up or down to the nearest whole share as applicable.

•

Each ILG restricted stock unit award that was subject to performance-based vesting (“PSU”) was converted into the right to receive (i) a Registrant RSU award, with generally the same terms and conditions (including time-vesting conditions, but excluding performance goals) that applied to the ILG PSU award prior to conversion (such awards, the “New PSU/RSU Awards”), and (ii) a cash-based award with generally the same terms and conditions (including time-vesting conditions, but excluding performance goals) that applied to the ILG PSU award before conversion. The number of shares of Common Stock subject to each such New PSU/RSU award was determined by multiplying the number of shares of ILG common stock subject to the original ILG PSU award that each holder would be eligible to receive based on deemed achievement of performance at target level immediately prior to the effective time of the Initial Holdco Merger by the equity award exchange ratio, rounded up or down to the nearest whole share as applicable.

•

Each ILG restricted stock award was converted into the right to receive (i) a Registrant restricted stock award with generally the same terms and conditions (including vesting conditions) as were applicable to the ILG restricted stock award prior to conversion (such awards, the “New Restricted Stock Awards”), and (ii) a cash-based award (which is subject to the same vesting conditions applicable to the ILG restricted stock award prior to conversion). The number of shares of Common Stock subject to each converted restricted stock award was determined by multiplying the number of shares of ILG common stock subject to the original ILG restricted stock award by the equity award exchange ratio, rounded up or down to the nearest whole share as applicable.

•

Each ILG deferred stock unit (“DSU”) award was converted into the right to receive (i) a Registrant DSU award, with generally the same terms and conditions as were applicable to the ILG DSU award prior to conversion (such awards, the “New DSU Awards”), and (ii) a cash-based award (which is subject to the same vesting conditions applicable to the ILG DSU award prior to conversion). The number of shares of Common Stock subject to each converted DSU award was determined by multiplying the number of shares of ILG common stock subject to the original ILG DSU award by the equity award exchange ratio, rounded up or down to the nearest whole share as applicable.

The New RSU Awards, New PSU/RSU Awards, the New Restricted Stock Awards and the New DSU Awards are collectively referred to herein as the “New Equity Awards.”

This Registration Statement is being filed for the purpose of registering up to 1,430,322 shares of Common Stock, representing (1) 979,205 shares of Common Stock available for issuance pursuant to the Equity Plan, which the Registrant has assumed in connection with the Combination Transactions, which shares are being registered initially on this Registration Statement, and (2) 451,117 shares of Common Stock issuable upon the exercise or settlement of the New Equity Awards, which shares were registered initially on the S-4 Registration Statements but will be subject to issuance pursuant to this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

We will send or give to participants in the Equity Plan the document(s) containing the information specified by Part I of this Registration Statement as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. We are not filing such document(s) with the Commission but such document(s) constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement), a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Commission, are incorporated in this Registration Statement by reference (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K (including any exhibits included with such items) except as otherwise stated below):

(a) the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Commission on February 27, 2018 (including the portions of the Registrant’s Proxy Statement on Schedule 14A, filed on April 3, 2018, incorporated by reference therein) (except for Items 6, 7 and 8 of Part II thereof and XBRL Exhibits 101 thereto which have been updated by the Registrant’s Current Reports on Form 8-K filed on June 5, 2018 and July 19, 2018);

(b) the Registrant’s Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2018, filed with the Commission on May 4, 2018, and for the quarterly period ended June 30, 2018, filed with the Commission on August 2, 2018;

(c) the Registrant’s Current Reports on Form 8-K filed with the Commission on March 16, 2018, April 30, 2018, May 18, 2018, June 5, 2018, June 28, 2018, July 3, 2018, July 19, 2018, July 27, 2018, August 6, 2018, August 10, 2018, August 16, 2018, August 20, 2018, August 23, 2018, and August 28, 2018; and

(d) the description of the Common Stock as contained in the Information Statement attached as Exhibit 99.1 to the Registrant’s Registration Statement on Form 10-12B (Registration No. 001-35219) initially filed with the Commission on June 28, 2011, as amended, including any amendment or report filed under Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for the purpose of updating such description prior to the termination of the offering of Common Stock made hereby.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement, and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. In no event, however, shall any information that the Registrant discloses under Item 2.02 or Item 7.01 of any Current Report on Form 8-K and any corresponding exhibits thereto, which the Registrant may furnish to the Commission from time to time, be incorporated by reference into, or otherwise become a part of, this Registration Statement. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable

Item 6.	Indemnification of Directors and Officers.

Delaware General Corporation Law

Section 145(a) of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the Delaware General Corporation Law provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the Delaware General Corporation Law states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (4) by the stockholders.

Section 145(f) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to the certificate of incorporation or the bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

Section 145(j) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Certificate of Incorporation

The Registrant’s Restated Certificate of Incorporation (the “Charter”), provides that, to the fullest extent permitted by the Delaware General Corporation Law, no director will be personally liable to the Registrant or to its shareholders for monetary damages for breach of fiduciary duty as a director. Notwithstanding this provision, pursuant to Section 102(b)(7) of the Delaware General Corporation Law a director can be held liable (1) for any breach of the director’s duty of loyalty to the Registrant or its shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law (which concerns unlawful payments of dividends, stock purchases or redemptions), or (4) for any transaction from which the director derives an improper personal benefit.

While the Charter provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate this duty. Accordingly, the Charter has no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care. The provisions of the Charter described above apply to an officer of the Registrant only if he or she is a director of the Registrant and is acting in his or her capacity as director, and do not apply to officers of the Registrant who are not directors.

Bylaws

The Registrant’s Restated Bylaws (the “Bylaws”), require it to indemnify any person who was or is a party or is threatened to be made a party to, or was otherwise involved in, a legal proceeding by reason of the fact that he or she is or was a director or an officer of the Registrant or, while a director, officer or employee of the Registrant, is or was serving at the Registrant’s request as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent authorized by the Delaware General Corporation Law, as it exists or may be amended, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement by or on behalf of such person) actually and reasonably incurred in connection with such service. The Registrant is authorized under its Bylaws to carry directors’ and officers’ insurance protecting the Registrant, any director, officer, employee or agent of the Registrant or another corporation, partnership, joint venture, trust or other enterprise, against any expense, liability or loss, whether or not the Registrant would have the power to indemnify the person under the Delaware General Corporation Law. The Registrant may, to the extent authorized from time to time, indemnify any of its agents to the fullest extent permitted with respect to directors, officers and employees in the Registrant’s Bylaws.

By its terms, the indemnification that is provided in the Registrant’s Bylaws is not exclusive of any other rights that the indemnified party may be or become entitled to under any law, agreement, vote of shareholders or directors, provisions of the Registrant’s Charter or Bylaws or otherwise. Any amendment, alteration or repeal of the Registrant’s Bylaws’ indemnification provisions is, by the terms of the Registrant’s Bylaws, prospective only and will not adversely affect the rights of any indemnitee in effect at the time of any act or omission occurring prior to such amendment, alteration or repeal.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The list of exhibits is set forth under “Exhibit Index” at the end of this Registration Statement and is incorporated herein by reference.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Interval Leisure Group, Inc. 2013 Stock and Incentive Compensation Plan (incorporated by reference to Exhibit 10.1 of ILG’s Registration Statement on Form S-8, filed on August 5, 2016).

4.2	Restated Certificate of Incorporation of Marriott Vacations Worldwide Corporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on November 22, 2011).

4.3	Restated Bylaws of Marriott Vacations Worldwide Corporation (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on November 22, 2011).

5.1*	Opinion of Kirkland & Ellis LLP as to the validity of the securities being registered.

23.1*	Consent of Ernst & Young LLP, independent registered public accounting firm for Marriott Vacations Worldwide Corporation.

23.2*	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).

24.1*	Powers of Attorney (included on the signature pages of this Registration Statement).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, on September 4, 2018.

Marriott Vacations Worldwide Corporation

By:	/s/ Stephen P. Weisz
	Name:	Stephen P. Weisz
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Marriott Vacations Worldwide Corporation, do hereby constitute and appoint James H Hunter, IV and Stephen P. Weisz, and each of them acting alone, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents may deem necessary or advisable to enable the Registrant to comply with the Securities Act and any rules, regulations and requirements of the Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) and supplements hereto and we do hereby ratify and confirm all that said attorneys and agents shall do or cause to be done or have done or caused to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated and on September 4, 2018.

Signature	Title

/s/ Stephen P. Weisz Stephen P. Weisz	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ John E. Geller, Jr. John E. Geller, Jr.	Executive Vice President and Chief Financial and Administrative Officer (Principal Financial Officer)

/s/ Laurie A. Sullivan Laurie A. Sullivan	Senior Vice President, Corporate Controller and Chief Accounting Officer (Principal Accounting Officer)

/s/ William J. Shaw William J. Shaw	Chairman and Director

/s/ C.E. Andrews C.E. Andrews	Director

/s/ Lizanne Galbreath Lizanne Galbreath	Director

/s/ Raymond L. Gellein, Jr. Raymond L. Gellein, Jr.	Director

/s/ Thomas J. Hutchison III Thomas J. Hutchison III	Director

/s/ Melquiades R. Martinez Melquiades R. Martinez	Director

/s/ William W. McCarten William W. McCarten	Director

/s/ Diana F. Morgan Dianna F. Morgan	Director

/s/ Stephen R. Quazzo Stephen R. Quazzo	Director